EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS THIRD QUARTER RESULTS

Company Outlines Steps Leading to Volume Production of Fuel Cell Products

New York, NY – November 9, 2004 — Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the third quarter and nine months ended September 30, 2004. For the quarter ended September 30, 2004, the net loss attributable to common shareholders was $4,828,000 or $.18 per share, based on 26,252,602 weighted average shares, compared to a net loss attributable to common shareholders of $3,457,000, or $.15 per share, based on 23,591,557 weighted average shares, for the quarter ended September 30, 2003. For the nine months ended September 30, 2004, the net loss attributable to common shareholders was $11,432,000, or $.44 per share, based on 26,106,480 weighted average shares, compared to a net loss attributable to common shareholders of $8,600,000, or $.37 per share, based on 23,201,704 weighted average shares, for the nine months ended September 30, 2003. During both the quarter and nine months ended September 30, 2004, the Company continued to substantially increase funding of its fuel cell technologies as it prepares for commercial production. The net loss attributable to common shareholders for the quarter and nine months ended September 30, 2004 included non-cash charges aggregating $1,416,000 and $1,857,000, respectively, related to the issuance and extension of expiration dates of stock options and warrants. The net loss attributable to common shareholders for the quarter and nine months ended September 30, 2003 included non-cash charges aggregating $1,496,000 and $1,604,000, respectively, related to the issuance of stock options and warrants.

“Cash expenditures for the quarter increased to about $3.4 million, which is fully consistent with our prior estimates reflecting an increase in outlays as we move forward to meet our fuel cell marketing and production milestones,” said Robert K. Lifton, Chairman and CEO of Medis Technologies. “At this time, the primary focus of our fuel cell group is on meeting three major milestones. First, in a few weeks, we will be delivering to General Dynamics the military Power Pack for their testing. Second, in February 2005, we plan to start delivering pre-production units of our disposable Power Pack to potential customers for their study and testing. Third, we are preparing for volume production of our Power Pack products, which is targeted for the end of 2005. Let me discuss each of these important steps.

In a few weeks, we plan to deliver to General Dynamics C4 Systems five military Power Packs, each capable of operating one of their ruggedized PDAs, which because of its advanced characteristics requires many times the power of a civilian PDA. Before General Dynamics submits the products to the military, they will carry out testing for military and mission specifications and our team will make any adjustments they require – a process that is estimated to take about nine months. Since this military Power Pack works with fuel cartridges, its development has enabled us to make great strides towards developing the consumer cartridge Power Pack which we expect to present to the market by the end of 2006.”

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Mr.  Lifton continued, “Starting in February 2005 we plan to roll out hundreds of pre-mass production units of our disposable Power Packs made for the consumer market for study and testing by different potential customers. We expect this pre-production Power Pack to carry out the functions of our final Power Pack product, namely to provide a number of charges for a cell phone battery as well as have sufficient power to charge the batteries for similar devices such as PDA’s, MP3‘s, digital cameras and video games. Our program is to deliver Power Packs to our distributors – Kensington/ACCO, Superior and ASE for them to pass on to some of their key customers; as well as to deliver Power Packs to other potential customers — including some major mobile operators — and Original Equipment Manufacturers (OEMs). The recipients of the units will have the opportunity to study the units, including submitting them to any test they choose, and give us their comments. We also will be looking for indications from these sources of the size of orders they are planning. We believe that the feedback from these potential customers will be very valuable to us and our production/marketing associates in finalizing the product design and building our production plans. Needless to say, we believe that delivery of these units will represent an historic occasion since no company has yet been able successfully to offer a consumer product fuel cell for portable devices in the marketplace from the time of the invention of the fuel cell some 160 years ago. Indeed, starting around the middle of March 2005, we plan to launch our marketing–public relations program by demonstrating our Power Pack products publicly to the media as well as to shareholders, investor groups and other interested parties.

The third major thrust of our efforts has been to line up the various capabilities required to begin volume production of our Power Pack products by the end of 2005. Our product is made up of a number of different elements that have to be assembled as a final product. These include the two electrodes – the anode and the cathode; the two different catalysts to be placed on these two electrodes; the gas elimination device; the DC-to-DC converter and the power management system; the fuel and the fuel cartridge; and the plastic container that holds the assembled Power Pack product. As we have previously indicated, at the outset we intend to establish production lines to manufacture the two electrodes at our facility in Israel and we already have machines in place to do that and more on order. That equipment lends itself to scaling up and at a later date, if advisable, we can transfer that equipment to large scale manufacturing contractors. We have completed the pilot line production plan for our catalysts using technology that also can be scaled up. At the same time, we are working with companies in the United States and abroad which have the ability to produce the catalysts in the large quantities of tonnage we believe will be required. We already have received an Application Specific Integrated Circuit (ASIC) from Flextronics International for the DC-to-DC converter and we are adding the power management system. We are also working closely with Eastman Kodak Global Manufacturing Services to develop appropriate product design engineering for the fuel production line and other elements of our products. Also, we have contracted for the development of sophisticated equipment for testing our products for quality control, and we have already done considerable work on preparing for Underwriter Laboratory and other certifications, including the initial determination of the Material Safety Data Sheet (MSDS) regarding our fuel and electrolyte. One of the very important consequences of all this preparatory work has been that it further validates our initial expectations as to the cost of producing Power Pack units in large volumes.

Some time after we have completed the final product design, and have received indications of order flow from our potential customers, we expect to make decisions about sourcing the Power Pack products as well as providing the tooling that is required to produce and assemble the finished Power Packs. At that time, we expect to have a much clearer picture about the best way to finance the tooling and production. For example, production financing may be available from the manufacturing source itself, from a financing source that would advance funds to us based on the orders we get from our customers or from our own resources. We are just beginning to explore those different options. At that time, too, we plan to address the funding requirements for advertising and marketing our products.

Finally, we are also deeply engaged together with Kensington and with the help of a consultant who is a senior advertising executive in developing and testing various approaches to branding and marketing our Power Pack products. As we look at the markets for portable devices, it becomes ever more striking that the consumer is

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increasingly experiencing “power frustration,” which is affecting the consumers’ use of the devices. This is the case, whether it is the heavy traveler who regularly uses the cell phone (the so-called “road warrior”); the stay at home mother (the so-called “soccer mom”); the 13-24 year old “kidult” using the cell phone for text messaging, music or digital camera use; the salesman, with his (her) advanced convergent cell phone-internet device for taking orders, providing shipping instructions and inventory allocation; the people who use the newly introduced “personal companion” products to be carried for work and play; the cell phone user in China or India where there is less availability of electrical connections; or the 3G cell phone user in parts of the world where 3G is increasingly available. For all of these people who suffer “power frustration” or “power stress”, we plan to offer the Medis Power Pack as a convenient, portable, affordable solution – a “socket in your pocket.”

Mr.     Lifton concluded, “Let me now very briefly address the status of the CellScan. Having the CellScan System in a major American research center has been very valuable in providing us the ability to demonstrate its capabilities to a number of leading U.S. doctors and scientists. As a result of their reactions, we have decided to pursue two concurrent paths. First, we are establishing the protocols and sites for testing of the CellScan chemo-sensitivity tests, with the aim of demonstrating the efficacy of the chemo-sensitivity test in improving cancer patient survival rates. Second, we have begun a process, with the support of leading American scientists, of making some changes in the CellScan grid that would allow for additional capabilities relative to the length of time the cell can survive and the kinds of cells that can live on the grid, that we believe could add significantly to the value of the CellScan as an instrument for medical and drug research. We are looking for results from both these efforts in the next six months.”

Medis Technologies is involved in the development of highly advanced proprietary technology products primarily related to sources of clean energy for the 21st Century. Medis’ primary focus is on direct liquid fuel cell technology. Its business strategy is to license or sell its technologies to, or enter into joint ventures with, large international corporations or sell its products to end users through retail outlets and service providers. In addition to its fuel cell technology, Medis’ product pipeline, in varying stages of development, includes inherently conductive polymers, the toroidal engine and compressor and stirling cycle system. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC.

This press release is available on Medis’ web site at www.medistechnologies.com.

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(Table to follow)

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MEDIS TECHNOLOGIES LTD.
SUMMARY OF RESULTS

                             September 30, 2004

(In thousands, except per share amounts)
(See notes below)

Statements of	Three	Three	Nine	Nine
	Months	Months	Months	Months
Operations Data	Ended	Ended	Ended	Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2003	2004	2003	2004

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$38	$—	$113	$—
Cost of sales	16	—	43	—

Gross profit	22	—	70	—

R&D costs, net	1,179	2,459	3,632	6,683
SG&A expenses	1,055	1,695	2,929	4,069
Amortization of Intangible assets	52	52	945	156

Operating loss	(2,264)	(4,206)	(7,436)	(10,908)

Other income, net	33	49	62	147

Net loss	(2,231)	(4,157)	(7,374)	(10,761)
Value of warrants issued or extended	(1,226)	(671)	(1,226)	(671)

Net loss attributable to common
shareholders	$(3,457)	$(4,828)	$(8,600)	$(11,432)

Net loss per share - basic and diluted	$(.15)	$(.18)	$(.37)	$(.44)

Weighted-average number of shares
used in computing basic and diluted
net loss per share	23,592	26,253	23,202	26,106

	December 31,	September 30,
Selected Balance Sheet Data	2003	2004

		(Unaudited)

Cash and cash equivalents	$6,620	$13,774
Working capital	5,760	11,790
Property and equipment, net	1,470	1,923
Goodwill and Intangible assets,
net	59,085	58,929
Total assets	68,451	76,008
Long-term liabilities	1,193	1,384
Stockholders' equity	65,977	72,330

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NOTES

In January 2004, the Company issued 1,425,000 shares of its common stock in a private placement to institutional investors, for gross proceeds of approximately $14,588,000, less related costs of approximately $309,000.

From January 1 through September 30, 2004, the Company issued approximately 252,534 shares of its common stock pursuant to the exercise of stock options granted under the Company’s 1999 Stock Option Plan, as amended, for aggregate proceeds of approximately $1,442,000.

In August 2004, the Company extended through December 31, 2006 the expiration dates of its outstanding options that were scheduled to expire on December 31, 2004 and January 31, 2005. The Company has estimated the value of the extension of the expiration dates of such options to be approximately $825,000 and has recorded such amount as expense during the nine and three months ended September 30, 2004.

In August 2004, the Company extended through December 31, 2005 the expiration dates of its outstanding warrants that were issued to shareholders of the Company primarily in connection with the Company’s November 13, 2003 offer to exchange. Such warrants had original expirations dates of November 14, 2004. The Company has estimated the fair value of the extension of such warrants to be approximately $671,000 and has accounted for such amount as a preferred dividend.

Financial information included in the Summary of Results has been derived from the Company’s unaudited condensed interim consolidated financial statements (“interim statements”) as of September 30, 2004. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2003 and the year then ended, together with the accompanying notes.

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